Exhibit 10.46
AGREEMENT
BETWEEN
COFFEYVILLE RESOURCES REFINING AND MARKETING, LLC.
And
the following unions of the Metal Trades Department, AFL-CIO
INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL NO. 123
INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON SHIPBUILDERS,
BLACKSMITHS, FORGERS, AND HELPERS, LOCAL NO. 83
UNITED ASSOCIATION OF JOURNEYMAN PLUMBERS AND STEAMFITTERS OF
THE
UNITED STATES AND CANADA, LOCAL NO. 441
INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS,
LOCAL NO. 226
INTERNATIONAL ASSOCIATION OF MACHINISTS, LOCAL NO. 693
and the
INTERNATIONAL BROTHERHOOD OF TEAMSTERS, LOCAL NO. 823 (affiliated)
Effective upon the closing date of the sale of the Coffeyville Refinery from Farmland Industries to Coffeyville Resources Refining and Marketing, LLC.

AGREEMENT BETWEEN COFFEYVILLE RESOURCES REFINING AND MARKETING, LLC. and the following unions of the Metal Trades Department of the AFL-CIO – the International Union of Operating Engineers, Local No. 123, International Brotherhood of Boilermakers, Iron Shipbuilders, Blacksmiths, Forgers, and helpers, Local No. 83, United Association of Journeyman Plumbers and Steamfitters of the United States and Canada, Local No. 441, International Brotherhood of Electrical Workers, Local No. 226, International Association of Machinists, Local No. 693, and International Brotherhood of Teamsters, Local No. 823.

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COLLECTIVE BARGAINING AGREEMENT
THIS AGREEMENT is made and entered into as of                     , and between Coffeyville Resources Refining and Marketing, Inc. in Coffeyville, Kansas (hereinafter referred to as the “Employer”), and the Metal Trades Department AFL-CIO consisting of the International Union of Operating Engineers, Local No. 123, the International Brotherhood of Boilermakers, Iron Shipbuilders, Blacksmiths, Forgers, and helpers, Local No. 83, the United Association of Journeyman Plumbers and Steamfitters of the United States and Canada, Local No. 441, the International Brotherhood of Electrical Workers, Local No. 226, the International Association of Machinists, Local No. 693, and the International Brotherhood of Teamsters, Local No. 823 (hereinafter referred to as the “Union”).
WITNESSETH:
     WHEREAS, the parties have, by negotiation and collective bargaining, reached complete agreement on wages, hours of work, working conditions and other related, negotiable subjects to be incorporated into a new Labor Agreement which shall supersede all previous verbal or written agreements applicable to the employees in the bargaining unit defined herein, which may have existed between the predecessor of the Employer and the Union.
     WHEREAS, the Employer and organized labor both clearly recognize the responsibilities that both have to each other and the need for a close and continued friendly relationship between them, and because they further recognize that such relationship will result in mutual benefits by giving effective service in the interest of the Employer and creating improved labor standards for the members of the Union; consequently, this Agreement is entered into with good will and understanding.
     WHEREAS, the Employer and the Union agree to do everything in their power to obtain maximum productivity on the part of individual employees within the limits of safety and good health. The Employer and the Union agree that the economic condition of the Employer and the industry necessitate an increased militance against waste and inefficiency and the parties pledge that unnecessary overtime for calls to work outside of duty hours are to be avoided wherever practicable.
     NOW, THEREFORE, in consideration of the foregoing, the execution of this Agreement and the full and faithful performance of the covenants, representations and warranties contained herein, it is mutually agreed as follows:
Article 1 — Recognition
1.01 Recognition. The Employer agrees to recognize the Union as the exclusive bargaining representative for the Employer’s employees at its establishment in Coffeyville, Kansas, working under the Union’s jurisdiction and working in those job classifications listed in Exhibit 1 attached hereto and made a part of this Agreement. The Employer and the Union agree that all full time employees working in classifications listed in Exhibit 1 are properly within the bargaining unit and that the term “employee” as used in this Agreement refers to employees of the Employer working in such classifications. The parties specifically agree that nothing herein shall be construed to extend recognition to persons employed part time or temporarily by the Employer in any other job classification or at any other locations, or any subsequently acquired property not represented by the Union.
1.02 Gender. In this Agreement, whenever the context so requires, the masculine gender includes the feminine.
Article 2 — Binding Effect of Agreement
2.01 Binding Effect of Agreement. This Agreement shall be binding upon the parties’ signatory hereto. In the event that the Employer’s business is sold, assigned or transferred, the parties shall have all rights and obligations conferred by law.
Article 3 — Union Representatives
3.01 Shop Stewards. The Employer recognizes the right of the Union to appoint Shop Stewards. Such Shop Stewards shall function at the direction of the Union. Shop Stewards shall conduct their business as expeditiously as possible, will not interfere with the Employer’s business, and shall not conduct their Union business during work time, unless approved in advance by the Employer. Such approval shall not be unreasonably withheld.
3.02 Compensation. The Company shall pay one shop steward or one appropriate union representative in the absence of the steward at his regularly hourly rate for time spent representing employees in grievance-related meetings, in contract negotiations (up to a maximum of 24 hours) and any other joint Union-Company conferences. Such time will not be considered time worked for purposes of overtime.
Article 4 — No Strikes
4.01 No Strikes or Lockouts; Continuity of Operation. During the existence of this Agreement, there shall be no lockouts or strikes, including sympathy strikes, picketing, work stoppages, slowdowns or disruptive activity by the Union or by any employee. It is specifically understood and agreed that a work stoppage or disruption of work or slowdown occasioned by the honoring of another union’s (whether or not affiliated or associated with the Union) picket line shall constitute a forbidden work stoppage under this Article.
Any and all Employees who violate any of the provisions of this Article may be discharged or otherwise disciplined by the Company.
Upon expiration of the Agreement and because of the nature of the refining business, need for safety in the community, and desirability of orderly turnover of the refinery there shall be no strike or lockout until after a lapse of a period of not less than 72 hours following a notice of strike or lockout from the party giving such notice to the other party and that this Article 4 shall be considered as in full force until expiration of such period of 72 hours.
4.02 Violation. Nothing contained herein shall preclude the Company from obtaining judicial restraint and damages in the event any provision of this Article is violated. Any alleged violation of this Article shall not be subject to the provisions of the grievance and arbitration provisions of this Agreement.

Article 5 — No Solicitation or Distribution
5.01 No Solicitation or Distribution. Employees may not solicit or distribute printed materials of any kind to employees during work time or in work areas. Employees who are not on work time may not solicit or distribute printed materials to employees who are on work time. Employees on break time may solicit or distribute printed materials of any kind to other employees on break time, in the break areas.
Article 6 — Management Rights
6.01 Management Rights. The management of the plant and direction of the workforce, including the right to hire, set work schedules, to determine the qualifications of employees after discussion with appropriate union representatives, suspend or discharge for just cause, to reduce the workforce, to assign jobs, to transfer employees within the plant, to determine the need for filling temporary or permanent vacancies, to increase or decrease the number of employees assigned to perform work in plant operations or maintenance, to determine products to be handled, processed or manufactured, to establish workplace policies and procedures; to determine the type and scope of work to be performed; to establish schedules of operation, including the right to require overtime, the schedules of production and methods, processes, rate of production, are vested exclusively in the Employer. Such enumeration is representative but not exhaustive of management duties and responsibilities. Production is intended to encompass all functions in the refinery.
     The Company shall also have the right to introduce new or improved working methods or facilities. Further, it is emphasized and understood that the Employer retains the right to contract out such work as is deemed by the Employer to be in the best economic interest of the Employer. Nothing in this Section is intended to limit any rights of the Company not specifically and expressly covered in this Agreement.
6.02 Rules. Except as specifically modified in this Agreement, all rules, policies and obligations, which the Employer may promulgate in the future, shall be applicable to the Employees covered by the terms of this Agreement.
6.03 Contracting Out. Contracting out decisions will be made by Management based on cost, quality, emergency situations, required equipment or any other criteria deemed relevant by Management. The Union has the right to present alternative suggestions, with justifications, that could result in additional review of Management’s decision. Such suggestions will not diminish in any way Management’s right to make and implement contracting out decisions.
Article 7 — Employment Procedure
7.01 Employment Procedure. The Employer shall exercise its management right to hire those individuals who, in the sole discretion of the Employer, are the most qualified to fill existing vacancies.

7.02 Probationary Period: An Employee shall be on probation until he has completed one hundred and eighty (180) calendar days of employment. The period of probation shall be extended by the number of days the Employee is absent from scheduled work while on probationary status. A probationary employee may be terminated, with or without just cause, at the discretion of the Employer, and such termination shall not be subject to the dispute resolution provisions of this Agreement.
7.03 Job Vacancies. For one (1) year following the date of execution of this Agreement, when a permanent vacancy exists in a bargaining unit position, which the Employer chooses to fill with an outside applicant, the Employer shall notify the former Farmland Industries, Inc. Employees not hired by the Employer of the vacancy, and they will be given the first opportunity to apply for any such vacancy. The Employer shall inform the former Farmland Employees of the vacancy by sending a notice by first class mail to the former Farmland Employees at their last known address. However, nothing contained in this Article shall be interpreted to guarantee that any former Farmland employee will be selected to fill any such vacancy. Rather, the Employer retains sole discretion to determine who will fill any and all job vacancies.
Article 8 — No Discrimination
8.01 No Discrimination. The Employer is committed to the recruitment, development, training, recognition and promotion of Employees on the basis of their ability and attitude, without regard to gender, race, color, creed, nationality, age, religion, union affiliation, ancestry, veteran status, pregnancy, disability, or any other legally protected status under local, state or federal law. All actions affecting personnel are administered fairly and in accordance with applicable laws. This policy applies to all terms and conditions of employment.
8.02 Harassment. The Employer is committed to maintaining a work environment free from harassment, including sexual harassment. The Employer shall have good cause to discharge any Employee who engages in harassment directed toward any Employee, customer, visitor or vendor. Harassment is defined as unwelcome verbal or physical conduct of a discriminatory nature based upon age, race, religion, national origin, disability, veteran status, or any other protected classification, which creates a work environment that is offensive, hostile or intimidating. Sexual harassment includes, but is not limited to, solicitation of sexual favors, offensive touching, lewd or suggestive comments, sexual jokes or innuendoes, visual displays of pornographic materials, and visual displays of sexual materials.
8.03 Reporting Harassment. It is incumbent upon an Employee to immediately report to his or her supervisor any other Employees who are engaging in harassment. Employees who fail to satisfy this obligation may be subject to discipline, up to and including termination.
Article 9 — Discipline and Discharge
9.01 Discipline And Discharge. No regular Employee, after having completed the probationary period under Article 7, Section 7.02, shall be disciplined and/or discharged except for just cause. To the extent deemed appropriate in its sole discretion, the Employer shall follow a system of progressive discipline. The parties agree that progressive discipline normally requires, prior to suspension or discharge, that an Employee be given a verbal warning and then a written opportunity to correct the deficiency, but that with the principle of progressive discipline, the Employer may impose immediate suspension or discharge for dishonesty, incompetence, misconduct, insubordination, failure to report to work without just cause, walking off the job during a shift, or drinking alcohol or use of controlled substance, or being under the influence thereof, during the Employee’s shift.
9.02 Final Written Warning. An Employee may be placed on “final written warning” status for up to one (1) month at any time when his performance has deteriorated to the extent that his supervisor believes, and the Employer’s Human Resources Director agrees, that it is necessary to impress upon him the significance of poor performance and the need for improvement. The Employer shall advise the Employee and the Union of his deficiencies and the areas where improvement is required with specificity. The Employer shall advise the Union that the Employee has been placed on final written warning status within 24 hours of being placed on such status. An Employee who improves satisfactorily during this period may be restored to regular status. Failure to improve performance during this period may result in termination or transfer to another job more suited to the Employee’s capabilities. Deficiencies in work performance should be documented and placed in the Employee’s file. Regular Employees who have been placed on final written warning status are eligible for normal benefit accrual but may not take any vacation days during that period.
9.03 Plant Rules. Pursuant to its management rights, the Employer shall develop and implement plant rules.. Said rules shall be communicated to all Employees. Employee shall be required to follow the Plant Rules and shall be subject to discipline for failure to do so, including immediate discharge for serious violations as defined therein.
9.04 Accident Reporting. The Employer has the responsibility to establish and adopt an accident policy. Any Employee who is found guilty of violating such accident policy may be subject to discipline up to and including discharge.
9.05 Investigatory Interviews. Any Employee who is requested to participate in an investigatory interview, that the Employee reasonably anticipates will result in the imposition of a disciplinary penalty, may request that a Union representative be present. The Employer may grant or deny the Employee’s request. If the Employer denies the Employee’s request, the Employee shall have the option of continuing the interview without the presence of a Union representative, or discontinuing the interview. If the Employee’s request is granted, the Union representative shall be summoned by the Employer and allowed to be present during the investigatory interview. The interview shall be scheduled for a date and time acceptable to the Employer and the Union. The Employer may proceed with the interview without the presence of a Union representative, if the Union representative is unavailable for 36 consecutive hours following notification. In that event, the Employee may decide whether he desires to participate in the interview without the presence of a Union representative. This provision shall not apply to the application of the drug and alcohol policy.
Article 10 — Drug and Alcohol Policy
10.01 Drug or Alcohol Test. The Employer will adopt a drug and alcohol policy. Employees are required to adhere to that policy and shall be subject to the testing procedures contained therein. Any Employee suspected of consuming, using or being under the influence of drugs or alcohol must submit to an immediate drug and/or alcohol test. The Employer may monitor an Employee’s work performance and behavior to determine whether the Employer suspects that the Employee is under the influence of drugs or alcohol. Such testing shall be conducted by a certified lab to insure the integrity of the specimen.
10.02 Job-Related Accident. Any Employee involved in a job-related accident requiring attention at a medical facility may be required to submit to a drug and/or alcohol test.
10.03 Consequence of Positive Test. The Employer shall have just cause to discharge an Employee in the event that the drug or alcohol test indicates the presence of drugs or alcohol.
10.04 Refusal to Submit. Any Employee subject to drug and/or alcohol testing as outlined above who refuses to submit to such test shall be considered to have failed the test for purposes of this Article.
10.05 Random Drug Testing. The Employer may implement a random drug testing policy, to the extent permitted by law.
10.06 Compliance with Applicable Laws. The Employer agrees to comply with all applicable laws, if any, with regard to employee drug testing.
Article 11 — Safety
11.01 Safety. The Company and the Union agree to cooperate in promoting the safety of Employees. The Employer will comply with all safety standards imposed by state and federal law, insofar as such standards are applicable to the Employees covered by this Agreement. The Employer shall provide safety glasses and ear protection. The Employer shall reimburse an Employee for the cost of one pair of pre-approved prescription safety glasses annually and up to 50% for the cost of approved ANSI steel toed safety shoes.
11.02 Safety Procedures. The Employer and the Union agree to the immediate formation of a joint committee, which shall be known as the “Joint Safety Committee.” The purpose of the committee is to study and make recommendations that will ensure safe and efficient operation of the Employer’s refinery. It is understood and agreed that the committee shall not have the right to alter, vary or modify provisions of this Agreement. It is further understood that the establishment and function of the committee provided herein shall in no way alter, vary or modify the right of any Employee, the Union or the Company to pursue any matter through the grievance and arbitration provisions of this Agreement. Activities of the Employee-members of the safety committee shall not interfere with the proper performance of the Employee’s work.
11.03 Safe Working Conditions. The Company agrees to respond to any claims or unsafe working conditions raised by Employee or the Union. The Union agrees to encourage Employees to observe safe working conditions and to be alert to safety hazards for their safety and the safety of others. Further, the Company shall ensure that there is adequate life-saving gear and first aid equipment available. Employees violating approved safety rules shall be subject to discipline, up to and including discharge.

Article 12 — Education and Training
12.01 Education and Training Committee. The Company and the Union agree to the establishment of a “Joint Education and Training Committee” to develop education and training initiatives that are determined by the Company to be necessary for future business needs and to provide opportunities for Employees to gain additional employment skills. Toward that end, the Joint Education and Training Committee shall be established and shall consist of three (3) representatives appointed by the Union and three (3) representatives of management. This Committee shall meet primarily for the purpose of fostering and promoting the advancement of effective education and training programs. It is understood and agreed that the committee shall not have the right to alter, vary or modify provisions of this Agreement. It is further understood that the establishment and function of the committee provided herein shall in no way alter, vary or modify the right of any Employee, the Union or the Company to pursue any matter through the grievance and arbitration provisions of this Agreement. Activities of the Employee-members of the education and training committee shall not interfere with the proper performance of the Employee’s work.
12.02 Cross Training and Job Assignment Rotation. The Employer and the Union also agree that it is critical to the success of the Company that Employees be trained to perform multiple job duties. Thus, the parties agree that the Employer shall have the right to rotate Employees’ job assignments and conduct cross craft training. Further, the Employer and the Union agree that cross craft training and rotation of job assignments will be an essential part of the education and training programs to be established.
Article 13 — Wages
13.01 Applicable Wage Rates. The wage rates applicable to the Employees covered by this Agreement are set forth in Exhibit 1 attached hereto. Subject to the provision of Article 19.04, the Employees will be paid the job rate for the position worked on a shift plus any applicable skill-based premium as provided in Exhibit 1.
13.02 Shift Differential. To be determined after shifts are set, but not anticipated to be different than the shift differentials currently in place.
Article 14 — Payroll Week
14.01 Payroll Week. The payroll week shall be as designated by the Company at the time this Agreement is executed. The payroll week shall not thereafter be changed without prior notice to the Union.
Article 15 — Hours of Work
15.01 Workweek. The workweek shall begin at 12:00 Midnight on Sunday and continue until 12:00 Midnight on the following Sunday. Each Maintenance workday consisting of at least eight (8) consecutive hours, shall include an unpaid meal break of thirty (30) minutes.
15.02 Work Shift. The Employer will establish regular work shifts which shall be comprised of work crews.

15.03 Overtime Compensation. Employees shall be paid at a rate of one and one-half (1 1/2 x) times the Employee’s regular hourly rate for all hours worked in excess of their regularly scheduled work day (consisting of at least eight (8) hours in a day) or forty hours in a workweek, or for all hours worked on any of the holidays specified in this Agreement for up to eight (8) hours. Employees shall not be laid off on a regularly scheduled workday to avoid overtime pay. Overtime or holiday compensation shall not be pyramided; i.e., hours worked at a rate of time and one-half time shall not be computed more than once in calculating overtime or holiday pay earned, nor shall any premium rate be further expanded to time and one-half or double time of such premium rate under any Article of this Agreement.
15.04 Vacation Pay. When an Employee takes vacation time, as defined in this Article, the Employee shall be paid up to eight (8) hours of straight-time pay and such hours shall be counted as hours worked for the purpose of computing overtime for that week. Holidays shall also be counted as hours worked. Use of PTO days (other than vacation) shall not be counted as hours worked for the purpose of computing overtime for that week.
15.05 Reporting Pay. An Employee who reports for work at the beginning of his scheduled shift and who has not been notified not to so report prior to his scheduled starting time shall be guaranteed a minimum of two (2) hours of straight-time pay at his regular hourly rate. The provisions of this section shall not apply, however, when the Employee cannot be reached by telephone or when the failure of the Company to provide work is caused by work stoppage, labor dispute, storm, flood, unavailability of power or utilities, fire or any other condition beyond the control of the Company. To qualify for the reporting guarantee an Employee must accept such work assignment as may be made by the Company.
15.06 Callout Pay. The Employer may assign certain Employees pager and/or cell phones on a rotating basis for the purposes of assigning callouts. An Employee who reports to work pursuant to a callout, is guaranteed four (4) hours of straight-time pay at his regular hourly rate. Further, to qualify for the callout guarantee, an Employee must accept such work assignment as may be made by the Company. The Employee initially assigned the pager/cell phone will be accountable to respond in a timely fashion, namely to respond and report at the plant within an hour. Failure to respond timely to the pager and/or cell phone will result in corrective action. Employees shall receive $25 for each week they are assigned a pager or cell phone.
15.07 Travel Expenses. Employees attending training sessions away from the Refinery will be paid straight time pay for the actual time spent in training and traveling to and from such training. Employees will be reimbursed for reasonable meal, hotel, and travel expenses while attending such training. Attendance at training shall not be counted as hours worked for purposes of computing overtime.
Article 16 — Meals
16.01 Meals. Employees held over for three (3) hours past the end of their regularly scheduled shift and every five (5) hours thereafter will be eligible for a meal that costs a maximum $10. Employees called out to work will receive a meal every five (5) hours. In lieu of a meal, the Employees involved may elect to take a $15 ticket redeemable at certain local businesses. All Employees working on this overtime assignment must either take the ticket or eat a meal provided by the Employer. No meals will be provided by the Employer for scheduled overtime assignments until 12 hours of work are completed in a Maintenance job.

Article 17 — Holidays
17.01 Paid Holidays. The Employer recognizes the following paid holidays each year: New Years Day, President’s Day, Good Friday, Decoration Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day, day after Thanksgiving Day and Christmas Day.
When a holiday falls on a Saturday, the holiday will be observed on the previous Friday. When a holiday falls on a Sunday the following Monday will be observed as the holiday. This Article will not apply to employees with rotating days off.
17.02 Other Religious Holidays. Employees who wish to observe certain holidays of worship or commemoration not included in the Employer’s holiday schedule may do so with approval from management as an unpaid, excused absence or use a PTO day, if available.
17.03 Holiday Pay. Holiday Pay will be administered as follows:
A.	If a holiday occurs during an Employee’s vacation, he shall receive Holiday Pay in addition to Vacation Pay or shall be given an additional day’s vacation or an extra day’s pay, at management’s discretion. The Holiday Pay shall not exceed eight (8) hours.

B.	If a holiday occurs during a leave of absence, the Employee shall not be paid for that holiday.

C.	Holidays not worked that fall during an Employee’s regularly scheduled workweek shall be paid at eight (8) hours straight-time and shall be counted as days worked for the purpose of computing overtime for that week.
1.	If a holiday occurs on a regularly scheduled day off, and the Employee does not work, he shall receive an additional eight (8) hours straight-time pay for that workweek.

2.	Employees required to work on a holiday, shall be paid eight (8) hours straight-time Holiday pay, plus time and a half for the hours worked on that day.
a.	If an Employee is scheduled to work on a holiday and does not report to work, he shall not receive Holiday Pay without his Department Head’s written approval.

b.	To receive Holiday Pay, an otherwise eligible Employee must be at work on the scheduled workday immediately preceding and immediately following the day on which the holiday is observed. If an Employee is absent on one (1) or both of these days because of an illness or injury, the Employer reserves the right to request that the Employee provide medical verification.

c.	If an Employee leaves work early, he shall receive Holiday Pay only for the actual hours worked unless the reason for the “early out” is at management’s request. In such cases, the Employee shall receive eight (8) hours Holiday Pay plus the hours worked.
D.	Employees hired from Farmland immediately after the purchase of the refinery shall be entitled to receive holiday pay upon initial hire by the Company. Probationary employees and temporary employees will not be eligible to receive holiday pay.

E.	The Employer shall have the right to determine which employees are scheduled to observe the holidays specified in this Article as non-work days.
Article 18 — Paid Time Off
18.01 Paid Vacation. Full-time regular Employees who have twelve (12) months of continuous Company service are entitled to paid vacation according to the following schedule:

One (1) year of service	One (1) week
Two (2) to fifteen (15) years of service	Two (2) weeks
Fifteen (15) to twenty (20) years of service	Three (3) weeks
Over twenty (20) years of service	Four (4) weeks
A.	Paid vacation eligibility is calculated on the employee’s anniversary date. For purposes of vacation entitlement, Farmland years of service shall be recognized. Vacation may be taken as it is accrued. Vacation shall be accrued monthly. No advances of vacation time will be made.

B.	Vacation Pay is computed at the Employee’s current regular hourly rate of pay.

C.	Employees must indicate their desired vacation periods to the Employer between December 1 and 15 of each year for vacations to be taken during the next calendar year.

D.	Vacations shall be taken in increments of at least one (1) full week unless otherwise approved by the Employee’s Department Head.

E.	An Employee’s preference shall be considered in scheduling vacations, but the vacation schedule shall be subject to the Employer’s work requirements.
1.	When scheduling conflicts occur, the first Employee to submit the request shall have a preference for the requested vacation. In the event that Employees simultaneously submit requests, which would create a scheduling conflict, the Employee with the greatest length of service (including Farmland service) shall have first preference. However, once a vacation request has been approved, the Employee may not be “bumped” in favor of another who has greater seniority.

2.	Vacation time can be carried over from year to year in the following increments: 1 year to 15 years of service – 5 days greater than 15 years of service – 10 days

Carry over of a greater number of days will not be made with the following two (2) exceptions:
a.	If the Employee is required to forego any portion of his vacation for the Employer’s convenience, he shall be allowed to carry any unused time forward into the next anniversary year. The Employee’s Department Head should write a memo to the file documenting the carry over, with a copy to the Union and the Employee.

b.	If an Employee is unable to use all of his accrued vacation due to a work-related disability, the unused portion of the vacation shall carry over into the next anniversary year.
3.	Pay in lieu of time off shall not be granted unless there is mutual agreement between the Union and the Employer.
F.	The Employer may block certain periods of time throughout the year when vacation cannot be taken. If the Employer chooses to block certain periods, notice will be given at the time Employees are to indicate there desired vacation periods.
18.02 Paid Time Off (PTO). PTO can be used for any purpose and is available as a flexible addition to vacation time. For example, PTO can be used for sick days, religious holidays and personal emergencies. All employees are allotted five (5) PTO days each calendar year and may be used in no less than hourly increments. An employee cannot use PTO unless prior approval is given by the employee’s supervisor to the extent possible. Employees will be permitted to carry over up to ten (10) PTO days from year to year. If an employee is unable to attend work due to illness, injury or other reason, the employee shall notify his supervisor of the leave as far in advance as reasonably ascertainable. If an employee decides to take such leave on the morning of the scheduled workday, the employee shall notify the employee’s supervisor or another appropriate manager at least two (2) hours before the employee is scheduled to start work. An employee will not be paid for unused PTO time.
18.03 Sick Leave. After the completion of six (6) months continuous employment, exclusive of periods of layoff and absence, permanent employees will be granted sick leave with pay accrued at the rate of one (1) day per month up to five (5) days a year. A maximum of ten (10) working days may be accumulated. Sick leave pay will be based on the each employee’s straight time pay rate.

Article 19 — Seniority, Layoffs, Transfers, and Promotions
19.01 Seniority. Company seniority is an employee’s length of continuous service with the Company. Farmland service with each employee hired in conjunction with the sale of the refinery from Farmland to the Employer shall be credited as Company seniority.
19.02 Seniority Categories. The following categories of seniority will be established:
Plant Seniority will start upon date of hire by the Employer. Maintenance Seniority starts upon the date of hire into the Maintenance Department. Operating Seniority starts upon the date of hire into an Operating position. Operating Unit seniority starts upon the date of hire into an Operating Unit.
19.03 Layoff and Rehire. In the event layoffs become necessary, which Employees will be laid off or retained and which Employees shall be recalled shall be determined by the appropriate seniority in the following manner: operations seniority shall determine layoff and recall decisions in operations; craft seniority shall determine layoff and recall decisions in maintenance; and plant seniority shall determine layoff and recall decisions from the yard. Employees laid off from operations or maintenance can use plant seniority to roll back to the yard.
19.04 Temporary Transfers. The Employer, in its sole discretion, may transfer Employees temporarily between shifts and between jobs and departments in order to maintain efficient and/or economical operations of the refinery. Temporarily as used in the Article is defined and understood to mean any period of time, which does not exceed thirty (30) consecutive work days provided, however, that by mutual agreement between the Company and the Union, the period of time may be extended. Employees transferred for less than one (1) week will receive their same rate of pay.
19.05 Job Openings. The Employer shall exercise its management right to place and/or promote those individuals who, in the sole discretion of the Employer, are the most qualified to fill available position(s). In the event that Management, in its sole discretion, deems individuals to be equally qualified, seniority shall be used as the determining factor. Whenever practicable, Management shall post available job openings for all interested Employees to apply. Said posting shall state the minimum qualifications for the available opening.
Article 20 — Leaves of Absence
20.01 Leaves of Absence. Employees shall receive medical leave, maternity leave, family and medical leave, and military leave as required by applicable state and federal laws. Specifically, the parties will comply with the requirements of the Family and Medical Leave Act of 1993, hereinafter, “the FMLA.” Employees shall be permitted to take the leaves allowed by law, subject to the Company’s right to adopt a policy detailing any procedures, requirements or restrictions on such leaves, as are permitted by law or this Agreement. An Employee seeking FMLA leave under this Article must provide sufficient information concerning the reason for the leave so that the Company can determine whether the leave qualifies under the FMLA.

Article 21 — Jury Duty
21.01 Jury Duty. Employees are entitled to take a leave of absence for jury duty.
A.	The Employee shall be paid a sum equal to his straight-time earnings for eight (8) hours as if he were on the job, less the amount actually paid to the Employee for his jury duty service.

B.	Compensation for jury service shall not exceed ten (10) days in any twelve (12)-month period.

C.	Court or jury duty adjustment is applicable only to an Employee’s regularly scheduled days of work, and no adjustment shall be made for time spent on jury duty on days which the Employee was not regularly scheduled to work.

D.	Time spent on court or jury duty shall not be considered as part of the workweek for purposes of computing overtime.

E.	Employees must present their jury summons to their manager as soon as they receive it.

F.	Employees must notify their manager of the number of hours that they are required to serve jury duty, and their availability to work on their next scheduled shift as soon as possible.
Article 22 — Bereavement Pay
22.01 Bereavement Pay. In the event of a death in a full-time Employee’s immediate family (defined as the Employee’s spouse, child, step child, parent or step parent or parent in law, or blood brother or sister), an Employee shall be granted up to three (3) consecutive work days off as funeral leave if the employee attends the funeral. Proof of the death and of the family relation may be required by the Company.
Article 23 — Uniforms
23.01 Uniforms. While Employees are not required to make deposits for uniforms and clothing furnished by the Employer, they are nevertheless responsible for such uniforms and clothing. Employees shall therefore be responsible for the cost of any loss of or damage caused by the neglect of the Employee to Employer-provided uniforms and the Employer may deduct the cost for such damage or loss from an Employee’s paycheck, provided this is permitted by law, except for damage attributable to normal wear and tear, damage incurred during the normal performance of the Employee’s work or loss or damage not caused by the neglect of any Employee.

Article 24 — Indemnification
24.01 Indemnification. The Union will indemnify and save the Employer harmless against any and all claims, demands, other forms of liability which may arise out of or by reason of any action taken or not taken by the Employer at the request of the Union.
Article 25 — Grievance and Arbitration Procedure
25.01 Definition. A grievance shall be defined as a dispute regarding the interpretation and application of the provisions of this Agreement raised by the Union or an Employee alleging a violation of the terms and provisions of this Agreement. However, disputes specifically excluded in other Articles of this Agreement from the grievance and arbitration procedure shall not be construed as falling within this definition.
25.02 Procedure for Filing Grievances. All grievances shall be handled exclusively in the following manner:

STEP 1:	Matters for discussion must first be orally submitted to the employee’s immediate supervisor. Such a meeting shall normally include the employee, the local union or unit representative, and the foreman and shall be held within five (5) working days of the time that the aggrieved party has knowledge of the grievance. If the grievance is not resolved at this step, then the employee may file a formal written grievance within five (5) days under the procedures set forth below. If the matter is not resolved, the immediate supervisor shall render a written response to the grievance within five (5) business days after the grievance is presented.

STEP 2:	If the grievance is not settled at Step 1 and the Employee or the Union wish to file a written grievance to Step 2 of the grievance procedure, it shall be submitted in writing to the Employee’s department head. Such an appeal must be submitted in writing to the Employee’s department head within five (5) business days after receipt of the Company’s answer in Step 1, or within five (5) business days of the time when such answer would have been due. The grievance shall state the provision or provisions of this Agreement, which are alleged to have been violated, the relief requested, and the basis upon which the grievant believes the grievance was improperly denied at the previous step in the grievance procedure. The department head shall investigate the grievance and, in the course of such investigation, may offer to discuss the grievance within five (5) days with the grievant and an authorized Union representative at a time mutually agreeable to the parties. If no settlement of the grievance is reached, the department head shall provide a written answer to the grievant and to the Union within ten (10) business days following receipt of the Step 2 grievance.

STEP 3:	If the grievance is not settled at Step 2 and the Union wishes to appeal the grievance to Step 3 of the grievance procedure, it shall be submitted in writing (signed by both) to the executive committee’s representative within five (5) business days after receipt of the Company’s answer in Step 2, or within five (5) business days of the time that such answer would have been due. The grievance shall specifically state the basis upon which the grievant believes the grievance was improperly denied at the previous step in the grievance procedure. An appropriate representative of the executive committee shall investigate the grievance and, in the course of such investigation, shall offer to discuss the grievance within five (5) days with the grievant and an authorized Union representative at a time mutually agreeable to the parties. If no settlement of the grievance is reached, the executive committee’s representative shall provide a written answer to the grievant and the Union within ten (10) business days following receipt of the Step 3 grievance.

STEP 4:	If the grievance is not settled at Step 3 and the Union desires to appeal, the Union may refer the grievance to arbitration, as described below, within ten (10) business days of receipt of the Company’s written answer as provided to the Union at Step 3:
(a)	The parties shall attempt to agree upon an arbitrator within five (5) business days after receipt of the notice of referral. In the event the parties are unable to agree upon the arbitrator within said five (5) business day period, the parties shall jointly request the Federal Mediation and Conciliation Service to submit a panel of five (5) arbitrators. Each party retains the right to reject one (1) panel in its entirety and request that a new panel be submitted. Both the Union and the Company shall have the right to alternately strike names from the panel, with the party requesting arbitration striking the first name. The person remaining shall be the arbitrator.

(b)	The arbitrator shall be notified of his/her selection and shall be requested to set a time and place for the hearing, subject to the availability of Union and Company representatives.

(c)	The Company and the Union shall have the right to request the arbitrator to require the presence of witnesses or documents. The Company and the Union retain the right to employ legal counsel.

(d)	The arbitrator shall submit his/her decision in writing within thirty (30) calendar days following the close of the hearing or the submission of briefs by the parties, which ever is later. This decision shall be final and binding on the Company, the grievant, the Employees covered by this Agreement, and the Union.

(e)	More than one grievance may be submitted to the same arbitrator if both parties mutually agree in writing.

(f)	The fees and expenses of the arbitrator and the cost of a written transcript, if any, shall be divided equally between the Company and the Union; provided, however, that each party shall be responsible for compensating its own representative and witnesses.

(g)	The arbitrator shall have no power to add to, subtract from, amend, change or alter any of the terms of this Agreement.

(h)	Any Employee covered by this Agreement who is discharged by the Employer and who disputes that his/her discharge was for just cause shall have an affirmative duty to mitigate any potential damages which might result to the Employer, in the event the discharge involved is subject to Grievance and Arbitration, and an arbitrator overrules the discharge. In any dispute over the amount of back pay due to an Employee under an arbitration award, the arbitrator shall have no authority to award any back pay to that Employee unless that Employee or the Union has affirmatively proven by a preponderance of the evidence that the Employee has fulfilled his/her duty to mitigate damages at all times since his/her discharge.
Article 26 — Bulletin Boards
26.01 Bulletin Boards. The Employer shall make a bulletin board available to the Union in the clock house, where the Union may post notices of Union elections and results, meetings and recreational and social affairs.
Article 27 — Individual Agreements
27.01 Individual Agreements. No Employee covered by this Agreement shall be compelled or permitted to enter into any individual contract or agreement with the Employer concerning the conditions of employment set forth herein.
Article 28 — Savings Clause
28.01 Savings Clause. In the event that any provision of this Agreement shall be rendered invalid by applicable legislation or be declared invalid by any court or regulatory agency of competent jurisdiction, such action shall not invalidate the entire Agreement, it being the express intention of the parties hereto that all other provisions not rendered invalid shall remain in full force and effect. Both parties agree that the subject matter of any provision found to be invalid shall be renegotiated.
Article 29 — Expiration
29.01 Expiration. This Agreement shall expire on                     . A party desiring to renegotiate a subsequent Agreement shall provide the other party with written notice to that effect at least 60 days prior to the expiration of this Agreement.
Article 30 — Complete Agreement
30.01 Complete Agreement. The parties to this Agreement, Coffeyville Resources Refining & Marketing, LLC. and the International Union of Operating Engineers, Local 123, the International Brotherhood of Boilermakers, Iron Shipbuilders, Blacksmiths, Forgers, and helpers, Local No. 83, the United Association of Journeyman Plumbers and Steamfitters of the United States and Canada, Local No. 441, the International Brotherhood of Electrical Workers, Local

No. 226, the International Association of Machinists, Local No. 693, and the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers, Local No. 823, agree that this Collective Bargaining Agreement contains the parties’ complete and accurate agreement.
30.02 Implementation. The Employer shall implement all provisions of this Agreement within ten days of its complete execution.
30.03 Modification. This Agreement may be modified only upon the written agreement of the Employer and the Union.

Coffeyville Resources Refining and Marketing, LLC	International Union of Operating Engineers, Local 123

International Brotherhood of Boilermakers, Iron Shipbuilders, Blacksmiths, Forgers and helpers, Local 83

United Association of Journeyman Plumbers and Steamfitters of the United States and Canada, Local No. 441

International Brotherhood of Electrical Workers, Local No. 226

International Association of Machinists, Local No. 693

International Brotherhood of Teamsters, Local No. 823

President, Coffeyville Metal Trades Council

Date:	Date:

Effective upon the closing date of the sale of the Coffeyville Refinery from Farmland Industries to Coffeyville Resources Refining and Marketing, LLC.

EXHIBIT 1
JOB CLASSIFICATIONS AND WAGE RATES

		Wage Rate Increases
Operations Department	Current Wage Rates	Years 3 & 4 & 5
Crude Unit:
Operator Mechanic I	+.75	If qualified 2.5% to base rate
Operator Mechanic II	+.50	If qualified 2.5% to base rate
Top Operator	23.78	2.0%
Board Operator	23.22	2.0%
Outside Operator	22.45	2.0%
Worker	20.78	2.0%

Cat/Alky Unit:
Operator Mechanic I	+.75	If qualified 2.5% to base rate
Operator Mechanic II	+.50	If qualified 2.5% to base rate
Top Operator	23.78	2%
Board Operator	23.22	2%
Outside Operator	22.45	2%
Worker	20.78	2%

Coker/Vacuum Unit
Operator Mechanic I	+.75	If qualified 2.5% to base rate
Operator Mechanic II	+.50	If qualified 2.5% to base rate
Top Operator	23.78	2%
Board Operator	23.22	2%
Outside Operator	22.45	2%
Worker	20.78	2%

Laboratory
Operator Mechanic I	+.75	If qualified 2.5% to base rate
Operator Mechanic II	+.50	If qualified 2.5% to base rate
Top Operator (E.O.)	22.20	2%
Tester	21.64	2%

		Wage Rate Increases
Operations Department	Current Wage Rates	Years 3 & 4 & 5
Lab Worker	19.93	2%
OTS/TLD Department:

Operator Mechanic I	+.75	If qualified 2.5% to base rate
Operator Mechanic II	+.50	If qualified 2.5% to base rate
Top Operator	22.76	2%
Biller/Pumper	21.59	2%
Loader/Worker	20.78
Workers
Entry Level Worker	15.00

Maintenance
Master Mechanic I	+.75	If qualified 2.5% to base rate
Master Mechanic II	+.50	If qualified 2.5% to base rate
Boilermaker	22.91	2%
Pipefitter	22.91	2%
Machinist	22.91	2%
Electrician	22.91	2%
Carpenters	22.91	2%
Instrumentation	22.91	2%
Heavy Equipment Operator	23.22	2%
Truck Driver	22.55	2%
Operations Support Lead	24.20	2%

Yard:
Laborer I	16.00	2.5%
Laborer II	14.00	2%
Entry Laborer	12.00

EXHIBIT 2
TESTING PROCEDURES
A. OPERATOR TRAINING PROGRESSION
Worker
Outside Operator
Board Operator
Top Operator
1.	All Operating Unit Employees must attain Board Operator certification. An Employee must reach this level within 2 years following the availability of the appropriate tests. Each Unit will determine the method of progression through Helper to Board Operator with the Superintendent’s approval.

2.	Reasonable training time will be provided for jobs that Employees are not familiar. Job Documentation Coordinators, Unit Supervisors, and Unit Superintendents will develop and update these procedures, training material, content requirements, and testing with the appropriate input from Top Operators in each unit.

3.	Testing will be written knowledge and “hands on” skills testing utilizing the current testing program with appropriate changes.

4.	The maximum time allowed for Top Operator certification is six (6) months following Board certification. This applies to those employees who are selected for these positions.

5.	Unit Progression Test/Fail Rules
a.	Failure to pass test the first time, employee will receive up to six (6) weeks on the job training. If needed, training assistance with area JDC or other competent personnel will be made available.

b.	Failure to pass test the second time, employee will be subject to discharge.

c.	Re-certification will be required every two (2) years and will be subject to the same test/fail rules. A minimum of four-(4) weeks-prior notification will be given to the employee before the re-certification deadline. Recertification must be achieved prior to the deadline.
6.	Initial Board Testing Employee Advancement from field job to board job will receive up to six (6) weeks out of the schedule training before testing. Training period will be scheduled at Foreman’s discretion.
a.	If an employee fails board test, he/she will receive up to six (6) more weeks out of schedule training. Test will be given again. If employee fails test second time, he/she will be subject to discharge.
7.	Top Operator and Board Position Evaluation
a.	Top Operator and Board Position Employees will be evaluated annually to insure they continue to meet the performance standards of their position. Employees who are disqualified by the Area Superintendent will receive outside Operator pay for a maximum of 1 year at which time they must certify at Board Operator.

b.	Top Operator and Board employees will be selected by the Area Superintendent. Outside Operators will be selected for Top Operator and Board positions. Once they become qualified they will receive the appropriate pay rate. In accepting this pay rate these employees, if selected to become Board or Top Operators, will be required to perform these jobs. Failure to accept either of these jobs after becoming qualified will subject the Employee to discharge.
NOTE: Turnaround or serious long-term disability will not impact an Employee’s certification schedule.
B. MAINTENANCE TRAINING PROGRESSION
Journeyman
Master Mechanic II
Master Mechanic I
1.	Current Journeymen hired will be placed into their craft pay rate. Employees must certify within 3 months of development of new certification tests. These tests will be approved by the Maintenance Superintendent. If an Employee does not pass a certification test their pay will drop to a Yard rate until the Employee passes certification test. Maximum time schedule will be 3 months to pass this test.

2.	Recertification will be required every 2 years..

3.	Failure to pass a Journeyman certification test after training will be subject to discharge.

4.	Master Mechanic will consist of certification training and/or appropriate testing and will entail specified skill levels in addition to the primary Craft job.

NOTE:	Turnaround or serious long-term disability will not impact an Employee’s certification schedule

EXHIBIT 3
MEDICAL AND DENTAL INSURANCE
Employees will be offered the opportunity to enroll in, and participate in the Employer’s medical and dental insurance plan.

Coffeyville Facility
Benefit Rates for 2004

Medical ( 20% Employee/80% Employer )	Distribution of Premium
BCBS — Kansas	Employee	Employer	TOTAL

Option 1. $200/$600 deductible

Employee Only	$58.45	$233.78	$292.23
Employee/Child	$111.55	$446.19	$557.74
Employee/Spouse	$125.92	$503.68	$629.60
Family	$178.00	$712.00	$890.00

Option 2. $500/$1000 deductible

Employee Only	$53.09	$212.34	$265.43
Employee/Child	$102.29	$409.17	$511.46
Employee/Spouse	$113.96	$455.82	$569.78
Family	$163.17	$652.66	$815.83

Dental — ( 20% Employee / 80% Employer )
Delta Dental of Kansas

Employee Only	$4.44	$17.77	$22.21
Employee/Child	$8.53	$34.10	$42.63
Employee/Spouse	$8.80	$35.19	$43.99
Family	$14.57	$58.30	$72.87
Rates subject to final adjustment by BC/BS of Kansas if closing occurs after December 1, 2003.
Increases to medical and dental insurance rates in years 2 through 5 of the contract shall be split in the following manner: 70% of increase to be assumed by Employer, 30% of increase to be assumed by employees.

EXHIBIT 4
401(k) PLAN
Employees will be eligible and offered the opportunity to participate in the Employer’s 401(k) Plan. The Employer shall match $0.50 for every dollar contributed by each employee up to a maximum of 6% of each employee’s annual salary. The Employer’s contribution will vest in equal amounts over a three year period, e.g., 33.3% each year until fully vested. The Employer’s contribution shall fully vest automatically upon the retirement of any Employee during the first three years of the contract.

SIDE LETTER
The probationary period set forth in Article 7.02 shall be 90 days for employees hired directly from Farmland upon the purchase of the refinery and a just cause discipline standard shall apply and any discipline imposed during that time shall be subject to the grievance procedure. For all hires after the initial purchase, the 180-day probationary period shall apply.
On the condition that the bargaining unit members vote in favor of the Agreement upon one vote and by October 23, 2003, the Company will pay a one time lump sum payment of $1,500.00 to those former Farmland bargaining unit employees who are not hired. Employees hired by the Company but then dismissed during their initial 90 day probationary period shall also be entitled to receive this $1,500 payment.
Upon date of hire of Farmland Employees Coffeyville Resources Refining & Marketing, LLC will allow each employee to borrow up to five days of vacation time during the first six months of 2004. Each borrowed vacation day will be paid back as vacation time is accrued by the employee.
Upon date of hire with Coffeyville Resources Refining & Marketing, LLC, former Farmland employees will begin accruing sick leave and be eligible to use any such sick leave as it is accrued.